                                                                   Exhibit 10.26

      EMPLOYMENT AGREEMENT dated December 10, 1998 by and among Bernard Beer (the "Executive") and DOV Pharmaceutical, Inc., a New Jersey corporation (the "Company").

      WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to assure the Company of the continued services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

      SECTION 1.01. TERM. Unless sooner terminated pursuant to Article III hereof, the initial term of this Employment Agreement shall commence on the date of this Employment Agreement and shall terminate on the date that is three years thereafter (the "Initial Employment Period"). Unless sooner terminated pursuant to Article III, the parties may renew this Employment Agreement for one year (each such one year period hereinafter referred to as a "Renewal Period"; the Initial Employment Period and all Renewal Periods hereinafter referred to as the "Employment Period").

      SECTION 1.02. POSITION. The Company shall employ the Executive and the Executive shall serve as President during the Employment Period.

      SECTION 1.03. DUTIES. (a) Subject to the powers, authorities and responsibilities vested in the Board of Directors of the Company (the "Board") under the General Corporation Law of the State of New Jersey, the Executive shall have such responsibilities and authorities as are customarily exercisable by the President of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with the position of President) as the Executive may reasonably be expected to be capable of performing on behalf of the Company, and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

      (b) During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full business time and attention to the Company's business.

      (c) The company shall provide and pay for an Errors and Omissions policy insuring the Executive against any and all liability arising out of the performance of his duties, and shall protect, defend and save the Executive harmless from such liability.


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                                   ARTICLE II

                                  COMPENSATION

      SECTION 2.01. BASIC COMPENSATION. As compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual salary of $175,000 (as adjusted, the "Basic Compensation"), payable in bi-weekly installments. The Basic Compensation shall be increased by no less than 10% per year.

      SECTION 2.02. INCENTIVE COMPENSATION. (a) In addition to his Basic Compensation, the Company shall pay to the Executive incentive compensation ("Incentive Compensation") as follows:

            (i) if the Company achieves the following milestones, the Executive shall receive the respective amounts as set forth below:

                  $50,000 for each in-licensing or out-licensing of a pharmaceutical compound to be developed by the Company including through strategic partners provided in each case that it be approved by the Board of Directors with the affirmative vote of an independent member

                  $10,000 for each milestone listed in Exhibit A

            (ii) performance bonuses as may be determined in the discretion of the Board upon recommendation of the Compensation Committee.

      (b) The Incentive Compensation shall be paid to the Executive within 30 days after the occurrence of the event entitling the Executive thereto.

      SECTION 2.03. OTHER BENEFITS. (a) During the Employment Period, the Company shall provide the Executive and maintain on the Executive's behalf comprehensive medical insurance, dental insurance, disability insurance and life insurance on the life of the Executive. In addition, the Executive shall have the right to participate in the Company's other programs for the benefit of employees in accordance with their terms and as the same may be amended or modified from time to time.

      (b) The Executive shall be eligible to participate in the Company's Stock Option Plan.

      (c) The Company shall pay to or on behalf of the Executive a minimum monthly automobile allowance of $675.

      (d) The Executive shall be entitled to six weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board or appropriate committee thereof. Vacation time shall cumulate and carry forward from year to year provided that the Executive shall not be entitled to more than 10 weeks of vacation in any one


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year without the permission of the independent members of the Board and provided that the President shall coordinate his vacation schedule with the Chief Executive Officer.

      (e) The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the Company's business during the Employment Period upon receipt of reasonable documentation thereof.

      (f) The benefits set forth in this Section 2.03 shall be collectively referred to as the "Benefits."

                                   ARTICLE III

                            TERMINATION OF EMPLOYMENT

      SECTION 3.01. TERMINATION OF EMPLOYMENT BY COMPANY.

      (a) Except as otherwise provided in this Article III and in Article IV, upon the occurrence of any of the following events, this Employment Agreement and the rights and obligations of the parties hereunder shall terminate:

            (i) "Disability" (as defined in Section 3.05) of the Executive;

            (ii) conduct by the Executive constituting "Cause" (as defined in Section 3.05).

      (b) In the case of termination pursuant to Section 3.01(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the date that is nine months after the date of termination. The Basic Compensation, earned but unpaid Incentive Compensation and Benefits shall be paid in the manner and at the intervals provided in Article II.

      (c) In the case of termination pursuant to Section 3.01(a)(ii), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation earned but unpaid, Incentive Compensation and Benefits through the date of such termination.

      (d) In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a)(i) or (ii) or Section 3.02, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive's Basic Compensation, Incentive Compensation and all amounts to be paid and benefits to be provided pursuant to Article II for the period commencing on the date of termination and ending on the later of
(i) the date that is two years after the date of such termination and (ii) the date three years from the date of this


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Employment Agreement. The Basic Compensation due to the Executive pursuant to this Section shall be paid in full on the date of termination of the Executive. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all stock options contained in the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

      SECTION 3.02. DEATH. In the event of the death of the Executive during the Employment Period, the Employment Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, his estate shall be entitled to receive, in complete and total satisfaction of the Company's obligations hereunder, any accrued and unpaid Basic Compensation, Incentive Compensation and Benefits, as appropriate, through such date of death and for a period of 90 days thereafter.

      SECTION 3.03. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE. (a) If during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason"): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer the President of the Company and no longer has such responsibilities and authorities as are customarily exercisable by the President of a corporation or (ii) a failure by the Company to provide the Executive with the Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 15 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of any of the material terms of this Agreement that is not remedied by the Company within 15 days of notice thereof by the Executive, the Executive may elect to terminate his employment by notice to the Company (subject to Article IV). If the Executive exercises such election, the Employment Period shall terminate effective upon the later to occur of: (x) the receipt of such notice by the Company and (y) the expiration of the 15-day period referred to in Section 3.03(a)(ii) or (iii).

      (b) If the Executive exercises his election to terminate the rights and obligations of the parties pursuant to Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of such termination and ending on the later of
(i) the date that is two years after the date of such termination and (ii) the date that is three years after the date of this Employment Agreement. The Basic Compensation shall be paid in full on the date of termination. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article
II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all stock options contained in the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

      (c) If the Executive terminates this Employment Agreement for any reason other than those contained in Section 3.02 and Section 3.03(a), the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article IV) and the Employment Period shall terminate immediately except that the Executive shall be entitled to


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receive, in complete and total satisfaction of the obligations of the Company hereunder, his Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

      SECTION 3.04. CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control (as defined in Section 3.05), or in the event that the Executive is terminated or the Executive terminates his employment pursuant to Section 3.03(a) in connection with or within six months following the Change of Control, then the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive's Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the later of (a) the date that is two years after the date of such termination and (b) the date three years from the date of this Employment Agreement. The Basic Compensation due to the Executive pursuant to this Section 3.04 shall be paid in full on the date of the termination of the Executive. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article
II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all stock options contained in the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

      SECTION 3.05. DEFINITIONS OF CERTAIN TERMS. (a) "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for at least 90 consecutive business days in any 12 month period or a total of six months during any twelve month period.

            (b) The following shall constitute conduct entitling the Company to terminate the Executive's employment for "Cause": (i) the Executive's willful refusal to perform or substantial disregard of the Executive's duties to the Company that is not cured within 10 days of notice (specifying the failure) thereof from the Board, (ii) the commission by the Executive of a willful and material breach of Article IV or (iii) the conviction of any felony by the Executive (or the equivalent thereof under the laws of any state). It shall be presumed that any termination of the Executive by the Company is without Cause, and such presumption may only be overcome by clear and convincing evidence that the termination of Executive's employment can properly be construed as for Cause. If the issue of "Cause" is litigated in a proceeding in any court or through any means of alternative dispute resolution and such issue is resolved in the Executive's favor, then the Company shall reimburse the Executive for all reasonable attorney's fees, costs and expenses incurred by the Executive in such proceeding.

            (c) "Change of Control" shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction (A) in which the Company is the surviving Corporation or (B) merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company (in which case the surviving corporation shall be deemed the "Company" for purposes of this Employment Agreement), (ii) the sale of all or substantially all the assets of the Company to any corporation or entity, other than a sale to any corporation or entity controlling, controlled by or under common control with the Company prior to such transaction (in which case the surviving


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corporation shall be deemed the "Company" for purposes of this Employment
Agreement) or (iii) a change in the Board such that at least two of Drs. Beer, Lippa and Horovitz or their designees or replacements reasonably satisfactory to the Executive fail to remain on the Board.

      SECTION 3.06. SALE OF THE COMPANY. (a) If during the Initial Employment Period, or any three-year period during the Employment Agreement, one or more Sales (as hereinafter defined) of the Company and/or any other entity or entities controlled by or under common control with the Company results in aggregate Gross Proceeds (as hereinafter defined) of such Sale or Sales of at least $35 million, or $35 million and an additional $5 million for each year after the Initial Employment Period counted in such three-year period, the Company shall pay to the Executive a bonus (the "Sales Bonus"). The Sales Bonus due to the Executive shall be payable at (i) the closing of such Sales where the Gross Proceeds of such Sale when added to the Gross Proceeds of all prior Sales causes the aggregate Gross Proceeds of all Sales to equal or exceed $35 million or such higher amount (the "Bonus Commencement Sale") and (ii) the closing of each Sales subsequent to the Bonus Commencement Sale provided that if the Sales Bonus is not funded by the Purchaser it shall be payable as soon as practicable.

      (b) "Sale" shall mean: (i) a merger or consolidation of the Company with or into another entity other than a transaction merging or consolidating the Company with any entity controlling, controlled by or under common control with the Company prior to such transaction, (ii) the sale of all or substantially all the assets of the Company to any entity, other than a sale to any entity controlling, controlled by or under common control with the Company prior to such transaction, or (iii) a transaction or the last of a series of transactions as a result of which 51% or more of the capital stock of the Company is transferred to one or more third parties.

      (c) "Sale Bonus" shall mean 2% of all Gross Proceeds received by the Company and its subsidiaries provided that the Sales Bonus may be modified or restructured to the extent necessary to accomplish pooling of interest accounting treatment if required by the purchaser.

      (d) "Gross Proceeds" shall mean the sum of the aggregate fair market value
(i) of any securities issued and any other non-cash consideration delivered (including any joint venture interest delivered to or retained by the Company and/or its subsidiaries) and any cash consideration paid to the Company and its subsidiaries in connection with a Sale, and the amount of all indebtedness of the Company that is assumed or acquired by a purchaser or is retired in connection with the Sale, or (ii) of all securities surrendered to and issued by the surviving entity in the event of a merger, or (iii) of all securities issued by the resulting entity in the event of a consolidation.

                                   ARTICLE IV

                    NON-COMPETITION; CONFIDENTIAL INFORMATION

      SECTION 4.01 NON-COMPETITION. (a) Subject to Sections 4.01(b) and 4.01(c), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated


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Quotation System (such a corporation being hereinafter referred to as a "Public
Corporation")), director, employee, consultant or otherwise, of any company with substantially the same business as or competes directly with the Company in the United States during the following periods:

                  (i) the Employment Period; and

                  (ii) During any period after the termination of this Employment Agreement pursuant to Article 3 for which the Executive is being or has been paid.

      (b) The Executive shall not be deemed to be in breach of this Employment Agreement by reason of services performed for a subsidiary or affiliate of the Company.

      (c) Notwithstanding anything to the contrary contained herein, if the Company finds that the Executive has violated any covenants contained in Section 4.01, 4.02 or 4.03, then the Company shall be obligated to pay any amounts due to the Executive ("Escrow Amount") to Joseph R. Siegelbaum, Esq., as escrow agent ("Escrow Agent") at Friedman Siegelbaum LLP, Seven Becker Farm Road, Roseland, New Jersey 07068. Escrow Agent shall hold the Escrow Amount in escrow until a court or agency legally empowered to enforce the covenants contained in
Section 4.01, 4.02 and 4.03 reaches a final determination as to whether the Executive has violated any such covenants or until mutually instructed by the parties. Escrow Agent shall disburse the Escrow Amount in accordance with such court or agency's final determination or pursuant to such party instructions. The Executive may apply for an interim order or directive enjoining such escrow and ordering the payments of such amounts to the Executive.

      SECTION 4.02 NON-INTERFERENCE. During the Employment Period and the period of non-competition as determined pursuant to Section 4.01(a), the Executive:

      (a) Shall not publicly disparage any of the products, services or actions of the Company or any of the Company's subsidiaries or affiliates; and

      (b) Shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company.

      SECTION 4.03. TRADE SECRETS. The Executive shall not, at any time during the Employment Period and for a period of three years thereafter, use (except for the sole benefit of the Company, the Company's subsidiaries and affiliates) or, without the written consent of the Board, divulge to any person (other than, during the Employment Period, an executive of the Company or any of the Company's subsidiaries or other person to whom disclosure is reasonably necessary or appropriate or legally required in connection with the Executive's duties hereunder) any trade secrets or other confidential information of the Company or any of its subsidiaries or affiliates, except to the extent that (a) such information becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, in each


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case, through no violation of this Employment Agreement by the Executive or (b)
such disclosure is required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process provided that the Executive shall immediately notify the Company of the existence, terms and circumstances surrounding such a request so that they may seek an appropriate protective order. When the Executive ceases to be employed by the Company, the Executive shall surrender to the Company all records and documents in any form obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of the Company or its subsidiaries or affiliates or which were paid for by the Company or any of the Company's subsidiaries or affiliates provided that the Executive may retain copies of such documents as may be necessary for the Executive's personal records for federal income tax purposes or, with the approval of the Board, for other purposes relating to the Executive's legal affairs, which approval shall not be unreasonably withheld.

      SECTION 4.04. SURVIVAL OF TERMS. The covenants contained in Sections 4.01,
4.02 and 4.03 shall survive the conclusion of the Executive's employment by the Company in accordance with their respective terms.

                                    ARTICLE V

                                  MISCELLANEOUS

      SECTION 5.01. SERVICES AS OFFICER OR DIRECTOR. During the Employment Period, the Executive shall, if elected or appointed, serve as a director of the Company and as an officer and/or director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services provided that the Executive shall be provided with reasonable and customary directors' and officers' liability insurance if any such corporation is or becomes publicly held and further provided that the Company shall cause any such subsidiary and/or affiliate to protect, defend and save the Executive harmless from any and all liability arising out of the performance of the Executive's duties as director and/or officer.

      SECTION 5.02. CONFLICTS. The Executive hereby warrants and represents that he is not under any legal or contractual obligation that would conflict in any manner with the obligations and duties he is undertaking herein, and that his execution of this Employment Agreement shall not breach any agreement to which he is now a party. The Executive further agrees to reimburse and hold the Company harmless for any costs, damages or fees sustained or expended by the Company as a result of this untruth of the representations or breach of warranties contained in this Section 5.03.

      SECTION 5.03. RIGHT TO CHANGE BUSINESS. This Employment Agreement and any rights or privileges granted to the Executive hereunder shall not in any way prevent the Company or any of the Company's subsidiaries from exercising its corporate powers to modify, restructure, enlarge, discontinue or otherwise affect the business operations or activities of such entity.

      SECTION 5.04. NOTICES. Any notice or request required or permitted to be given under this Employment Agreement shall be sufficient if in writing and delivered personally or sent by


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registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days after the date of such mailing thereof, as the case may be.

                      If to the Executive, to:
                      300 Winston Drive
                      Apt. 2816
                      Cliff Side Park, NJ 07010

                      If to the Company, to:
                      DOV Pharmaceutical, Inc.
                      One Parker Plaza
                      Fort Lee, New Jersey 07024

                      With a copy to:
                      Friedman Siegelbaum LLP
                      Seven Becker Farm Road
                      Roseland, New Jersey 07068
                      Attn: Joseph R. Siegelbaum, Esq.

      SECTION 5.05. ASSIGNMENT AND SUCCESSION. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Employment Agreement. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon its successors and assigns.

      SECTION 5.06. HEADINGS. The headings contained in this Employment Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      SECTION 5.07. APPLICABLE LAW. This Employment Agreement shall be interpreted in accordance with, and the rights of the parties hereto, shall be determined by the laws of the State of New Jersey, without regard to conflict of law rules. Each party hereby irrevocably consents and submits to the IN PERSONAM jurisdiction of any court of general jurisdiction in the State of New Jersey which shall serve as the sole and exclusive forum in any suit, action or proceeding arising out of or in connection with this Employment Agreement.

      SECTION 5.08. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Employment Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

      SECTION 5.9. ENTIRE AGREEMENT; AMENDMENTS. This Employment Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or intents between the parties hereto or any related parties. This Employment Agreement may be amended, modified or supplemented only pursuant to Section 4.04 or by a writing signed by both parties hereto.


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      SECTION 5.10. WAIVERS. Any term or provisions of this Employment Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Employment Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Employment Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Employment Agreement shall be held to constitute a waiver of any other or subsequent breach.

      SECTION 5.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect and cannot be modified in accordance with Section 4.04, such invalidity, illegality or unenforceability shall not affect any other provisions of this Employment Agreement, and this Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the remaining terms hereof to be unreasonable.

      SECTION 5.12. EXECUTION OF COUNTERPARTS. This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.


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      IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and the Executive has signed this Employment Agreement as of the day and year first above written.

DOV Pharmaceutical, Inc.


By: /s/ Arnold S. Lippa
   --------------------------------
Name:  Arnold S. Lippa
Title: Chief Executive Officer
       and Director


Executive: /s/ Bernard Beer
           ----------------

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                                   SCHEDULE A

- --------------------------------------------------------------------------------
COMPOUND
- --------------------------------------------------------------------------------
DOV 220,075                                           Conduct and complete
Analgesic/                                            Phase II/III pivotal
antidepressant                                        trial in patients with
                                                      chronic pain
- --------------------------------------------------------------------------------
DOV 273,547          Initiate phase II                Complete Phase II
anxiolytic/          efficacy and safety study        efficacy and safety study
anticonvulsant       in anxious patients

- --------------------------------------------------------------------------------
DOV 216,303          Conduct and complete             Conduct and complete
antidepressant/      phase I single and               Phase II efficacy and
alcohol              multiple dose studies in         safety study in
suppressant          normal volunteers                depressed/alcoholic
                                                      patients
- --------------------------------------------------------------------------------
DOV                  Conduct and complete             Conduct and complete
Diltiazem            clinical pharmacokinetic         Phase III pivotal trial
antiangina/          study                            in patients with angina
antihypertensive

- --------------------------------------------------------------------------------


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